BYLAWS OF

CHINA INSONLINE CORP.
(as amended)

ARTICLE I.

STOCKHOLDERS

1.1. Meetings.

1.1.1. Place of Meetings. Meetings of the stockholders shall be held at such place as may be designated by the board of directors.

1.1.2. Annual Meeting. No annual meeting of the stockholders for the election of directors and for other business shall be held on such day and at such time as may be fixed from time to time by board of directors.

1.1.3. Special Meetings. Special meetings of the stockholders may be called at a time by the present or the board of directors, or the holders of a majority of the outstanding shares of stock of the Company entitled to vote at the meeting.

1.1.4. Quorum. The presence in person by the holders of at least thirty-three and one-third percent (33 1/3%) of the outstanding shares of stock of the Company shall be required in order to constitute a quorum at any such annual or special meeting referenced in Section 1.1.2 and Section 1.1.3 above.

ARTICLE II.

DIRECTORS

2.1. Number and Term. The board of directors shall have authority by resolution adopted by a majority of the board to (i) determine the number of directors to constitute the board and fix the terms of office of the directors.

2.2. Meetings.

2.2.1. Place of Meetings. Meetings of the board of directors shall be held at such place as may be designated by the board or in the notice of the meeting.

2.2.2. Regular Meetings. Regular meetings of the board of directors shall be held at such times as the board may designate by resolution. Notice of regular meetings need not be given.

2.2.3. Special Meetings. Special meetings of the board of directors may be called at any time by the president or any member of the board of directors. Notice (which need not be written) of the time, place and purpose of a special meeting shall be given to each director at least 48 hours before the meeting; provided that if such notice shall be given by mail, it shall be deposited in the U.S. mails addressed to such director at the principal residence or office of such director at least 4 days before such meeting.

2.2.4. Committees. The board of directors may by resolution adopted by a majority of the whole board designate one or more committees, each committee to consist of one or more directors and such alternate members (also directors) as may be designated by the board. To the extent provided in such resolution and not prohibited by applicable law, any such committee shall have and may exercise all the powers and the authority of the board of directors. Unless otherwise provided by resolution of the board of directors, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously approve another director to act at the meeting in the place of any such absent or disqualified member.

ARTICLE III.

OFFICERS

3.1. Election. At its first meeting and after each annual meeting of the stockholders, the board of directors shall elect a president, treasurer, secretary and such other officers as it deems advisable.

3.2. Authority, Duties and Compensation. The officers shall have such authority, perform such duties and serve for such compensation as may be determined by resolution of the board of directors. Except as otherwise provided by board resolution, (i) the president shall be the chief executive officer of the Company, shall have general supervision over the daily business and operations of the Company, may perform any act and execute any instrument on behalf of the Company necessary or appropriate for the conduct of such business and operations and shall preside at all meetings of the board of directors and stockholders at which he is present, (ii) the other officers shall have the duties usually related to their offices, and (iii) the vice president or vice presidents in the order determined by the board, shall in the absence of the president have the authority and perform the duties of the president.

ARTICLE IV.

LIABILITY AND INDEMNIFICATION
OF DIRECTORS, OFFICER AND OTHER PERSONS

4.1. Right to Indemnification. The Company shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person (x) is or was a director, officer or employee of the Company or (y) is or was a director, officer, employee, partner, administrator, trustee or other fiduciary of another corporation of an partnership, joint venture, trust, employee benefit plan or other entity or enterprise (and such person is or was so serving at the request of the Company) against expenses (including attorney fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (including any such expenses incurred in connection with such person’s successful application for, or any action brought to enforce such person’s right to indemnification or advancement of expenses, provided for in this Article) to the extent that (i) such person is not insured or otherwise indemnified and (ii) the power to so indemnify has been or may be granted by statute, and for this purpose the board of directors may, and on request of any such person shall, reasonably determine in each case whether or not the applicable standards in any such statute have been met, or such determination shall be made by independent legal counsel if the board so directors or if the board is not empowered by statute to make such determination.

4.2. Payment and Advancement of Expenses. Expenses incurred by a director or officer of the Company in defending any threatened, pending or completed civil or criminal action suit or proceeding described in Section 4.1 of this Article shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company, except that no such advance payment will be required if it is determined by the board that there is a substantial probability that such person will not be able to repay the advance payments. Expenses incurred in such circumstance by other employees and other persons who may be entitled to indemnification hereunder may be paid in advance by the Company upon such terms and conditions, if any, as the board deems appropriate.

4.3. Indemnification Not Exclusive. The indemnification and advancement of expenses provided by or pursuant to this Article shall not be deemed exclusive of any other right to which those seeking indemnification or advancement of expenses may be entitled, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

4.4. Insurance. To the extent not prohibited by law, the Company may (a) purchase and maintain at the Company’s expense insurance for the benefit of the Company and any person who may be entitled to indemnification hereunder and (b) give other indemnification.

4.5. Repeal or Modification. The duties of the Company to indemnify and to advance expenses to a director, officer, employee or other person as provided in this Article shall be deemed to constitute an agreement between the Company and each such person, and no amendment or repeal of any provision of this Article shall alter, to the detriment of such person, the right of such person to indemnification or to the advancement or expenses related to a claim based on an act or a failure to act which took place prior to such amendment or repeal.

ARTICLE V.

SHARE CERTIFICATES

5.1. Shares of Stock. The shares of capital stock of the Company shall be represented by a certificate unless and until the board of directors of the Company adopts a resolution permitting shares to be uncertificated. Notwithstanding the adoption of any such resolution providing for uncertificated shares, every holder of capital stock of the Company theretofore represented by certificates and, upon request, every holder of uncertificated shares shall be entitled to have a certificate for shares of capital stock of the Company signed in accordance with Section 5.2 hereof, certifying the number of shares owned by such stockholder in the Company.

5.2. Execution, Etc. Each share certificate shall be numbered, shall bear the corporate seal and shall be signed by the President or a Vice President and by any of the following: the Secretary, the Assistant Secretary or the Treasurer.

5.3. Transfers. Transfers of share certificates and the shares represented thereby shall be made on the books of the Company only by the registered holder thereof or by duly authorized attorney. Except as the Board of Directors shall otherwise authorize in the case of lost or destroyed certificates, transfers shall be made only on surrender of the share certificate or certificates.”

ARTICLE VI.

AMENDMENTS

These bylaws may be altered, amended or repealed at any regular or special meeting of the board of directors by the vote of a majority of all the directors in office or at any annual or specific meeting of stockholders by the vote of the holders of a majority of the outstanding stock entitled to vote. Notice of any such annual or special meeting of stockholders shall set forth the proposed change or a summary thereof.